Exhibit 10.9

COMMERCE STREET CAPITAL, LLC 1700 PACIFIC AVENUE, SUITE 2020 DALLAS, TEXAS 75201 214 - 545 - 6800 www.commercestreetcapital.com

August 4, 2008

Mr. Michael D. Owens, CEO

Coastal Carolina Bancshares, Inc. /

Coastal Carolina National Bank (In organization)

2305 North Oak Street

Myrtle Beach, SC 29577

Dear Mr. Owens,

In accordance with our recent conversations, Commerce Street Capital, LLC (“CSC”), a Texas limited liability company and registered as a broker or dealer under the Securities Exchange Act of 1934, (the “Exchange Act”), is pleased to submit this (Engagement Letter the “EL”) in connection with the proposed offering (the “Offering”) of shares of common stock (“Common Shares”) of Coastal Carolina Bancshares, Inc. (the “Company”), a South Carolina corporation, and a holding company for Coastal Carolina National Bank (the “Bank”) to prospective investors.  This letter supersedes and replaces in its entirety our Engagement Letter of June 25, 2008, and is intended to address certain specifics of CSC’s role as consultant to the Company.  The Company acknowledges that, with respect to the Offering, CSC will act on a “best efforts” basis only, and not pursuant to any “firm commitment.”

In connection with the Offering, CSC proposes to assist management and the Board of Directors of the Company on (i) the establishment of a comprehensive plan for the development and execution of the Offering as well as to assist the Company’s and the Bank’s management in establishing a computer database that will enable the Company’s and the Bank’s management and directors to gauge the progress of the Offering on a daily basis, (ii) how best to coordinate all aspects of the Company’s stock sales efforts, including assistance as to sales techniques which have been successful in other stock offerings, and (iii) facilitating all retirement account purchases of Common Shares through the various types of retirement accounts that potential investors may have.  The Company assures CSC that its board of directors will remain active in the Offering process and its management team will be present each day during the Offering to lead the Offering process, including the guidelines discussed in Attachment A.

The following generally address certain matters related to the Offering.

1.	The Offering will consist of a minimum of approximately 2,100,000 and a maximum of approximately 3,000,000 Common Shares to be sold by the Company at a price of $10.00 per share.

2.

The Common Shares to be offered will be registered by the Company under the Securities Act of 1933, as amended (the “Securities Act”) on the appropriate registration statement (the “Registration Statement”). The Company agrees that the Registration Statement (a) shall comply with the applicable provisions of the (i) Securities Act and the rules and regulations promulgated thereunder, (ii) to the extent applicable, the Exchange Act of 1934 and the rules and regulations promulgated thereunder, (iii) laws promulgated by the Company’s and the Bank’s regulators, and (b) shall not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.

The Company will cause to be established appropriate procedures to ensure that, prior to the issuance of the Common Shares, subscription funds are held in a separate escrow account and not in the Company’s or the Bank’s general funds.

4.	As compensation for CSC’s services, CSC will be paid the following fees and reimbursed for its expenses as follows:

(a)

The Company or the Bank will pay CSC a cash fee equal to $20,000 payable upon the later of CSC’s receipt and delivery to the Company of a “no objection” notice from the Financial Industries Regulatory Authority (the “FINRA”) in connection with the Offering or the Commencement Date (which for purposes of this engagement letter shall be the date of the final prospectus made a part of the Registration Statement (such date referred to here as the “Commencement Date”)). On the first day of the first full month after the Commencement Date and for each month thereafter until the Offering is completed, the Company or the Bank will pay CSC the sum of $20,000 (due at the commencement of each month thereafter) for the term of CSC’s engagement hereunder.

(b)

If the Offering is successful (the Company raises at least the minimum, or subject to securities laws, and with the consent of the bank regulatory authorities such lesser amount as needed for the Bank to commence operations), the Company agrees to pay CSC at each closing (“Closing”) at which subscriptions for Common Shares are accepted by the Company and the subscription funds are released from escrow, a cash fee equal to (i) 2.0% of the gross proceeds from the Offering on the first $3,000,000 in subscriptions received from investors who are not introduced to the Company by CSC, (ii) 4% on all subsequent in subscriptions in excess of the initial $3,000,000 received from investors who are not introduced to the Company by CSC and (iii) 5.0% of the gross proceeds from subscriptions received from investors introduced to the Company by CSC (which investors shall be documented in writing prior to the Closing); provided, however, that the fee paid at the Closing will be reduced by the aggregate of the fees paid to CSC pursuant to paragraph 4(a) above. In addition, subscriptions from Mr. Bill Crosby, either individually or in the name of his company, Interstate Brokers, Inc., Mr. Stephen Anderson, Mr. Larry Silver (a founder) and those individuals who are the directors, officers, organizers or employees of the Company or the Bank as of the date of this EL will not be subject to the fee.

(c)

The Company agrees to reimburse the actual and accountable reasonable expenses of CSC in connection with its activities related to the Offering in accordance with this EL. These expenses will be presented to the Company at regular intervals. Attachment B, a part of this EL, defines the reimbursement policy to be followed. Without prior written consent of the Company, total expenses per month will not exceed $6,000 for the use of one on-site consultant and not more than an additional $3,000, or $9,000, in aggregate, for two on-site consultants. Notwithstanding any other provision of this EL, the Company will pay all reasonable third party expenses of CSC, including marketing and advertising, catering and facilities, printing and reproduction, and legal fees (which legal fees will be capped at $20,000, excluding blue sky registrations and FINRA Rule 2710 filings, if any).

	(d)	If the Company elects to engage CSC as a Sponsoring Dealer, CSC will provide this service as part of the engagement at no additional charge.

5.

Regardless of whether the proposed Offering is consummated, the Company and the Bank agree to indemnify and hold harmless CSC and its controlling persons, representatives and agents in accordance with Attachment C, which is incorporated herein by this reference and made a part hereof.

6.

It is understood that the proceeds of the Offering will be used to pay for the pre-opening expenses of the Company and the Bank, support the future growth of the Bank and for general corporate purposes, all as disclosed by the Company in the Registration Statement.

7.

The Company, and its counsel, will attempt to qualify or register the Common Shares for sale under the securities laws of such states and other jurisdictions as may be reasonably necessary, in the mutually agreed opinion of the Company and CSC, provided that, the parties currently agree that qualification and registration will only be completed in North Carolina, South Carolina, Georgia and Florida. Prior to closing, the Company’s counsel shall provide CSC with evidence of compliance with the foregoing in the form of a blue sky memorandum. To the extent that CSC and its counsel assist in this process, the Company will pay the reasonable fees and expenses of CSC’s counsel in connection with such efforts, which shall be in addition to any cap set forth in paragraph 4(c) above.

8.

The Registration Statement, the Subscription Agreement and every aspect of the Offering must be satisfactory in form and substance to the Company, CSC and their respective counsel. The Company will include in the Subscription Agreement such provisions as CSC may reasonably request in order to elicit from each investor information necessary to determine the suitability of an investment in the Company for such investor.

9.

If the Offering proceeds, the Company and CSC will enter into an Agency Agreement immediately prior to or following the initial distribution of the Registration Statement, or if the Offering has previously commenced any supplement to the Registration Statement disclosing the participation of CSC in the Offering. The Agency Agreement will contain, among other provisions customary in such agreements, provisions consistent with this letter and satisfactory to the parties, including the following:

	(a)	representations and warranties, covenants and conditions, which are customary and appropriate for a registered or exempt, as applicable, offering of securities;

(b)

an agreement by the Company and the Bank to pay all expenses incident to the performance of its obligations under the agreement, including, among others, the SEC and FINRA filing fees (including fees related to the Agency Agreement), if any, the reasonable fees and expenses of the Company’s counsel, the reasonable fees and expenses of the independent public accountants for the Company, the cost of preparing, printing and filing the Registration Statement, the cost of furnishing reasonable quantities thereof to CSC, and to pay the out-of-pocket expenses of CSC as described in paragraph 4 above if the Offering is not completed; and

(c)

the agreement of the Company and the Bank to indemnify and hold harmless CSC and its controlling persons, representatives and agents from all expenses, losses, claims, actions, damages or liabilities incurred in connection with any claim made against the Company, the Bank or CSC, as the case may be, concerning any matters contemplated by this EL, including against liabilities based upon alleged misstatements in and alleged omissions from the Registration Statement, and appropriate provisions for contribution in the event this indemnity undertaking is found to be unenforceable in form and substance satisfactory to our attorneys; provided, however, that such indemnity will not exceed the scope of the indemnity set forth in Attachment C.

10.

The Company acknowledges and agrees that the Offering is a sophisticated enterprise and that CSC has been engaged solely with respect to the matters set forth herein. In such capacity, CSC shall act as an independent contractor and CSC’s duties hereunder are contractual and shall be owed solely to the Company. Each party disclaims any intention to impose a fiduciary duty on the other.

11.

This EL shall terminate automatically without any action of the parties hereto upon the expiration date of the Offering, unless extended by the mutual consent of the Company and CSC. This EL may be terminated by either the Company or CSC upon 30 days written notice to the other party. In the event this EL terminates as provided in this paragraph 11, the Company shall promptly reimburse all outstanding actual and accountable expenses of CSC as provided in paragraph 4(c).

12.	This EL shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of law provisions thereof.

13.

This EL shall not be assigned by either party without the other party’s prior consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, CSC may assign this EL to a successor in interest, by way of merger or the sale of substantially all of its assets, or to any entity which is under the common control of the members of CSC.

The purpose of this EL is to set forth the terms of the proposed engagement of CSC as mutually understood and, except for the agreement as to the payment of fees and expenses and indemnification contained in paragraphs 4 and 5 above, respectively, is not to be construed as a binding contract or commitment on the part of any party hereto.  It is understood that the proposed Offering is subject to satisfactory investigation on our part of the activities of the Company and the Bank and the absence of any material adverse change in the condition (financial or other), earnings, business, prospects, net worth or results of operations of the Company or the Bank or in the overall capital markets.  You will give CSC and its counsel full access to the records of the Company and the Bank (to the extent permitted by law) for the purpose of completing our investigation, and will keep us apprised of all material developments affecting the Company or the Bank.

If this EL sets forth correctly the understanding of the Company, please sign and return to us one copy of this letter.

We are looking forward to working on the Offering with you.

Sincerely,

Commerce Street Capital, LLC

By:	/s/ Charles W. Ingram
Name:	Charles W. Ingram
Title:	Senior Vice President

Accepted and Agreed to:

Coastal Carolina Bancshares, Inc. /
Coastal Carolina National Bank (In Organization

By:	/s/ Holly L. Schreiber
Holly L. Schreiber
Chief Financial Officer

Date:	August 8, 2008

ATTACHMENT A

Management/Director/Organizer Responsibilities

Time Period - 30 days prior to CSC’s Commencement Date:

Organizer/Director/Management Responsibilities:

1.  Provide a list of names (minimum desired is 100 from each organizer/director/manager) of prospective investors.  All investors included on such list will be persons for whom the organizer/director/manager reasonably believes an investment in the Company is suitable based on such person’s financial and tax status, investment objectives and investment experience.   The list shall include proper addresses, phone numbers and, if available, email addresses.  Any useful background (retired, sold company, etc.) regarding potential investors is very helpful.

2.  Prepare all collateral material, including, folders, stationery, postage reply envelopes, advertisements and tombstones (if appropriate) and a website (if appropriate).

Time Period - Following the Commencement Date:

Organizer/Director Responsibilities

1.  Participate in the process.

2.  Be proactive in arranging one-on-one and group meetings.

3.  Encourage people to attend lunch and dinner functions.

4.  Promptly return phone calls from the CSC onsite consultant.

5.  Complete funding investment in transaction promptly when asked.

6.  Collectively invest at least 10% of the minimum amount.

Management Responsibilities:

1.  Same tasks as organizers/directors under 1-5 above.

2.  Support CSC on a day-to-day basis.

3.  Be present at the Company office every business day.

4.  Prepare and deliver presentations.

5.  Actively call and work prospects/contacts.

ATTACHMENT B

MEALS

Up to $250 per week per person with receipts attached to expense reports.

MILEAGE/AIRFARE

$.585 per mile on direct business related travel with personal cars. All mileage is to be logged on a daily basis on expense reports. When traveling by air, the lower of coach or economy fares, if available, will be used.

LODGING

The lowest cost alternative to the Company will be used commensurate with safety and cleanliness for personnel.

ATTACHMENT C

Coastal Carolina Bancshares, Inc., Coastal Carolina Dream Team, LLC and Coastal Carolina National Bank (collectively, the “Company”) agree to indemnify and hold harmless CSC and each person, if any, who controls CSC within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, and their respective members, partners, directors, officers, employees, agents and controlling persons (CSC and each such person being an “Indemnified Party”) from and against any and all loss, claim, damage, judgment, assessment, cost and other liability (each a “Claim”), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, and related to or arising out of any transaction contemplated by this EL or the engagement of CSC pursuant to, and the performance by CSC of the services contemplated by this EL and will reimburse any Indemnified Party for all reasonable fees and expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. The Company will not be liable under the foregoing indemnification and reimbursement provisions to the extent that any loss, claim, damage, judgment, assessment, cost or any other liability, or related expense, is found in a final judgment by a court of competent jurisdiction to have resulted from an Indemnified Party’s willful misconduct, bad faith or gross negligence or the breach of this EL.  The Company also agrees that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of CSC pursuant to, or the performance by CSC of the services contemplated by, this Agreement except to the extent that any loss, claim, damage, judgment, assessment, cost or any other liability, or related expenses, is found in a final judgment by a court of competent jurisdiction to have resulted from an Indemnified Party’s willful misconduct, bad faith or gross negligence or the breach of this Agreement.

If the indemnification of an Indemnified Party provided for in this EL is for any reason held unenforceable (other than for a reason provided in the prior paragraph), the Company agrees to contribute to the losses, claims, damages, judgments, assessments, costs and other liabilities, and related expenses, for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company and its security holders, on the one hand, and CSC, on the other hand, of the transaction as contemplated (whether or not the transaction is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and CSC, on the other hand, as well as any other relevant equitable considerations; provided, however, that, to the extent permitted by applicable law, in no event will the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to CSC under this Agreement.

The Company agrees that, without CSC’s prior written consent, which consent will not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification could be sought under the indemnification provisions of this EL, whether or not CSC or any other

Indemnified Party is an actual or threatened party to such claim, action, or proceeding, unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.  The Company shall not be liable for any settlement of any litigation or proceeding effected without its consent.

Upon receipt by an Indemnified Party of actual notice of a Claim as to which indemnification may be sought hereunder, such Indemnified Party shall promptly notify the Company of the nature and basis of the Claim.  In addition, an Indemnified Party shall promptly notify the Company after any action is commenced against the Indemnified Party (by way of service with a summons or other legal process) and shall transmit a copy to the business address of the Company.  The Company may, and shall, if requested by any Indemnified Party, assume the defense of any Claim against such Indemnified Party in respect of which indemnity may be sought hereunder, including, without limitation, the employment of counsel reasonably satisfactory to such Indemnified Party and the payment of the fees and expenses of such counsel and necessary experts, in which event the Company shall not be liable for the fees and expenses of any other counsel retained by such Indemnified Party in connection with such litigation or proceeding.

The reimbursement, indemnity and contribution obligations of the Company under the preceding paragraphs shall be in addition to any liability that the Company may otherwise have, and shall be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of any Indemnified Party.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company or any affiliate of the Company in a transaction contemplated by this EL in which such Indemnified Party is not named as a defendant, the Company agrees to reimburse CSC for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.